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                                    SURETY BANK

                                       PROXY
                    for the Special Meeting of Shareholders
                           ----------------  -----, 1997

                            THIS PROXY IS SOLICITED
                     ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints ----------------- and  ----------------, and each of them with full power of substitution, the attorney and proxy of the undersigned to attend the Special Meeting of Shareholders of Surety Bank
to be held in Vallejo, California on -----------  ---, 1997, at   :00  .m.
Pacific time and at any adjournments and postponements thereof, and to vote the stock of the undersigned with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

      The proxy when properly executed will be voted as specified herein. If no specification is made with respect to any particular proposal, it is the intention of the proxies to vote FOR proposal number 1.

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1.  To approve and adopt the Agreement and Plan of Reorganization dated July
28, 1997 and the related Agreement of Merger, between First Banks America, Inc. and Surety


FOR               / /

AGAINST           / /

WITHHOLD          / /

2. To vote in their discretion, upon any other matters which may properly come before the meeting or any adjournments or postponement thereof, hereby revoking any proxy heretofore given by the undersigned for such meeting.

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               Signature

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       Signature if owned jointly

Date: -----------------------------------